EXHIBIT 99
FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 8, 2004

HURCO REPORTS FYE 2004 AND FOURTH QUARTER RESULTS
INDIANAPOLIS, INDIANA, — December 8, 2004—Hurco Companies, Inc. (Nasdaq:HURC) today announced net income of $6,269,000, or $1.04 per share, for its fiscal year ended October 31, 2004 compared to $462,000, or $.08 per share, reported for fiscal 2003. For the final quarter of fiscal 2004, the company reported net income of $2,281,000, or $.36 per share, compared to $574,000, or $.10 per share, for the corresponding 2003 period.

The company attributed the dramatic improvement in its operating results to a substantial increase in its computerized machine tools sales, due primarily to strong demand for new models introduced by the company over the past two years and improving market conditions, particularly in the United States and Southeast Asia. The improved results also reflected the favorable impact of stronger European currencies relative to the U.S. Dollar when translating foreign sales for financial reporting purposes.

Sales and service fees for fiscal 2004 were $99,572,000, an increase of $24,040,000, or 32%, over fiscal 2003. Approximately 68% of Hurco’s sales during fiscal 2004 were made outside the United States and were denominated in foreign currencies, primarily the Euro and Pound Sterling. Due to the strength of those currencies relative to the U.S. Dollar, approximately $6,423,000 of the increase was attributable to the effects of currency translation. Computerized machine tool sales, which were the highest in the company’s 26-year history, totalled $83,663,000, an increase of 36.3% from the $61,386,000, recorded in 2003. Sales and service fees for fourth quarter of fiscal 2004 were $28,851,000, an increase of $5,079,000, or 21%, over the corresponding period of 2003. Approximately $1,504,000 of the increase was attributable to the effects of currency translation.

New order bookings in fiscal 2004 also were a record amount for the company and totaled $103,500,000, representing an increase of $25,648,000, or 33%, over the prior year. Approximately $6,295,000 of the increase was attributable to the effects of currency translation. Orders increased 49% in the United States, 23% in Europe and 63% in Asia. New order bookings for the fourth quarter of fiscal 2004 totaled $30,161,000, an increase of $5,653,000, or 23%, over the corresponding 2003 period. Backlog was $12,750,000 at October 31, 2004, compared to $11,104,000 at July 31, 2004, and $8,153,000 at October 31, 2003.

Hurco’s gross margin for fiscal 2004 was 30.4% compared to 27.6% for the prior year, reflecting the benefits of higher unit sales and a weakening U.S. Dollar. Selling, general and administrative expenses were $21,401,000 for fiscal 2004, an increase of $2,652,000 over the amount recorded for 2003.

Operating income for fiscal 2004 totaled $8,432,000, or 8.5% of sales, compared to $2,197,000, or 2.9% of sales, in the prior year. Operating income in the fourth quarter, which included a $465,000 one-time severance charge, totaled $2,470,000, or 8.6% of sales, compared to $1,324,000, or 5.6% of sales, in the same period one year ago.

Total debt was $4,600,000 at October 31, 2004, (compared to $9,222,000, one year earlier), and represented 11% of the company’s total capitalization, which aggregated $43,055,000. As of October 31, 2004, the company had unutilized credit facilities of $13,334,000 available for direct borrowing or commercial letters of credit.

Michael Doar, Chief Executive Officer, stated, "I am pleased by the financial results achieved in fiscal 2004. Order intake throughout our worldwide markets improved considerably during the year and our new products continue to gain acceptance in the market. We are beginning to see increases in our machine costs due to a worldwide increase in prices for raw materials, primarily steel, but, to date, those increases have been more than offset by foreign currency exchange benefits. We are anticipating stronger sales and profitability in 2005, driven by growth from our existing operations and new products that have recently been introduced.

“I was very happy with the customer response received regarding our existing and new machine tool models at the International Manufacturing Technology Show in September. These new offerings included a series of turning centers (lathes), a first for Hurco, that broaden our product line and the markets we can serve.

“Finally, I would like to recognize our employees for their dedication and hard work. We encountered difficult market conditions from fiscal 2000 through fiscal 2002. We could not have achieved the profits reported in fiscal 2004 without such a dedicated effort from our employees to overcome the obstacles the Company faced during that period.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: Stephen J. Alesia
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,

	2004	2003	2004	2003
	(audited)		(audited)
Sales and service fees	$28,851	$23,772	$99,572	$75,532

Cost of sales and service	19,810	17,146	69,274	54,710
Gross profit	9,041	6,626	30,298	20,822

Selling, general and administrative expenses	6,106	5,426	21,401	18,749
Severance and other expense (credit)	465	(124)	465	(124)
Operating income	2,470	1,324	8,432	2,197

Interest expense	94	182	468	658

Variable Option Expense	-	-	322	-

Other income (expense), net	45	(124)	(74)	(119)

Income before taxes	2,421	1,018	7,568	1,420

Provision for income taxes	140	444	1,299	958

Net income	$2,281	$574	$6,269	$462

Earnings per common share

Basic	$0.38	$0.10	$1.08	$0.08
Diluted	$0.36	$0.10	$1.04	$0.08

Weighted average common shares outstanding
Basic	5,969	5,578	5,784	5,582
Diluted	6,263	5,612	6,026	5,582

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,

Operating Data:	2004	2003	2004	2003
	(audited)		(audited)
Gross margin	31.3%	27.9%	30.4%	27.6%

SG&A expense as a percentage of sales	21.2%	22.8%	21.5%	24.8%

Operating income as a percentage of sales	8.6%	5.6%	8.5%	2.9%

Income before taxes as a percentage of sales	8.4%	4.3%	7.6%	1.9%

Depreciation	291	356	1,223	1,429

Capital expenditures	371	380	2,103	1,215

Balance Sheet Data:	10/31/2004	10/31/2003

Working capital (excluding short term debt)	$26,664	$22,881

Days sales outstanding	38	39

Inventory turns	2.3	2.3

Capitalization
Total debt	$4,600	$9,222
Shareholders' equity	38,455	28,741
Total	$43,055	$37,963

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	October 31,	October 31,
	2004	2003
	(audited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$8,249	$5,289
Cash - restricted	277	622
Accounts receivable	17,337	12,823
Inventories	28,937	22,247
Other	1,672	1,409
Total current assets	56,472	42,390

Property and equipment:
Land	761	761
Building	7,205	7,239
Machinery and equipment	12,106	11,731
Leasehold improvements	676	544
	20,748	20,275
Less accumulated depreciation and amortization	(12,512)	(11,893)
	8,236	8,382

Software development costs, less amortization	2,920	1,922
Investments and other assets	5,818	5,264
	$73,446	$57,958

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,361	$9,461
Accrued expenses	11,447	10,048
Current portion of long-term debt	317	645
Total current liabilities	30,125	20,154

Non-current liabilities:
Long-term debt	4,283	8,577
Deferred credits and other obligations	583	486
Total liabilities	34,991	29,217

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,019,594 and
5,575,987 shares issued, respectively	602	557
Additional paid-in capital	46,778	44,695
Accumulated deficit	(3,442)	(9,711)
Accumulated other comprehensive income	(5,483)	(6,800)
Total shareholders' equity	38,455	28,741
	$73,446	$57,958